EXHIBIT 5.1

            LEGAL OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP


                                  [LETTERHEAD]




                                                         April 19, 2002


Trimble Navigation Limited
645 North Mary Avenue
Sunnyvale, California 94088

                           Re:      Trimble Navigation Limited
                                    Registration Statement on Form S-3
                                    (File No. _________)

Ladies and Gentlemen:

     We have acted as special counsel to Trimble Navigation Limited, a California corporation (the "Company"), in connection with a public offering of up to 467,427 shares of common stock of the Company, no par value per share (the "Common Stock"), including up to 3,859 shares of Common Stock (the "Issued Secondary Shares") to be offered by a shareholder of the Company, up to 87,335 shares of Common Stock (the "Issuable Secondary Shares") to be offered by an individual following issuance of such Issuable Secondary Shares to such individual pursuant to the terms of the Acquisition Agreement (the "Acquisition Agreement") dated April 17, 2002 between Dr. Herbert Landau and Trimble Holdings GmbH, a company formed under the laws of Germany, and up to 376,233 shares of Common Stock (the "Warrant Shares") to be offered by the holder of an outstanding warrant (the "Warrant") to purchase Common Stock.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. ___________) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on April 19, 2002 under the Act; (ii) a specimen certificate representing the Common Stock; (iii) the Warrant; (iv) the Acquisition Agreement, (v) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (vi) the Amended and Restated By-Laws of the Company, as amended to date and currently in effect; (vii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Issued


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Secondary Shares,  Issuable Secondary Shares and the Warrant;  and (viii) a copy of the stock certificate  representing the Issued Secondary Shares. We also have
examined  originals  or  copies,   certified  or  otherwise  identified  to  our
satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Issued Secondary Shares, Issuable
Secondary  Shares and the  Warrant.  As to any facts  material  to the  opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Members of our firm are admitted to the bar in the State of California and we do not express any opinion as to the laws of any other jurisdiction, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Issued Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     2. When (i) the Registration Statement becomes effective, (ii) the certificates representing the Issuable Secondary Shares in the form of the specimen certificate examined by us have been signed by an authorized officer of the transfer agent and registrar of the Common Stock and registered by the transfer agent and registrar and (iii) full consideration for the Issuable Shares in accordance with the Acquisition Agreement shall have been delivered to the Company, the Issuable Secondary Shares, when issued pursuant to the terms of the Acquisition Agreement, will be validly issued, fully paid and nonassessable.

     3. When (i) the certificates representing the Warrant Shares in the form of the specimen certificate examined by us have been signed by an authorized officer of the transfer agent and registrar of the Common Stock and registered by the transfer agent and registrar and (ii) full payment of the exercise price for the Warrant Shares in accordance with the Warrant shall have been made, the Warrant Shares, when issued upon exercise of the Warrant pursuant to the terms of the Warrant, will be validly issued, fully paid and nonassessable.


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     We hereby  consent to the filing of this opinion with the  Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                 Very truly yours,

                                 /s/ Skadden, Arps, Slate, Meagher & Flom LLP


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